THE BRINSON FUNDS
10f-3 Transactions Summary:  Third Quarter 1999



        Fund                               Trade Date              Issuer

  U.S. Small Capitalization Grow       8/5/99          Homestore.com, Inc.

  U.S. Small Capitalization Grow      8/19/99          Wink Communications

  U.S. Small Capitalization Grow      9/29/99           AirGate PCS, Inc.

  U.S. Small Capitalization Grow      9/29/99           Foundry Networks

10f-3 Transactions Summary:  Fourth Quarter 1999



        Fund                               Trade Date              Issuer

  U.S. Small Capitalization Grow      10/07/99        Calico Commerce, Inc.

  U.S. Small Capitalization Grow      10/22/99          ViroPharma, Inc.

  U.S. Small Capitalization Grow      11/19/99           CacheFlow, Inc.

  U.S. Small Capitalization Grow      11/23/99       Official Payments Corp.

  U.S. Small Capitalization Grow      12/10/99             eBenX, Inc.